EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 5, 2019 with respect to the statements of condition including the related portfolios of Defensive Equity & Income Portfolio 2019-4; Emerging Markets Dividend Portfolio 2019-4 and Digital Gaming Portfolio 2019-4 (included in Invesco Unit Trusts, Series 2017) as of December 5, 2019 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-234257) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 5, 2019